Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

May 5, 2022

DraftKings Inc.,

222 Berkeley Street, 5th Floor,

Boston, Massachusetts 02116.

Ladies and Gentlemen:

In connection with the filing of Post-Effective Amendment No. 6 (the “Post-Effective Amendment”) to the Form S-1 on Form S-3 Registration Statement (File No. 333-238051) (the “Registration Statement”), to be filed on the date hereof by DraftKings Inc. (formerly known as New Duke Holdco, Inc.), a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), we, as counsel to the Company and the predecessor registrant, DraftKings Holdings Inc. (formerly known as DraftKings Inc.), a Nevada corporation (“Old DraftKings”), have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

The Post-Effective Amendment is being filed in connection with the adoption of the Registration Statement by the Company pursuant to Rule 414 under the Securities Act as the successor registrant to Old DraftKings. On May 5, 2022, Old DraftKings and Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), completed the merger transactions pursuant to the Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), by and among GNOG, Old DraftKings, the Company, Duke Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company. Effective as of 12:01 a.m. Eastern Time on May 5, 2022, DraftKings Merger Sub merged with and into Old DraftKings, with Old DraftKings continuing as a direct subsidiary of the Company. The Registration Statement, as amended by the Post-Effective Amendment, relates to, among other things, the registration under the Securities Act of the registration of up to 1,610,682 outstanding warrants (the “Warrants”), each representing the right to purchase one share of Class A common stock, par value $0.0001 per share, of the Company.

Upon the basis of such examination, we advise you that, in our opinion, assuming the Warrants have been duly authorized and validly issued by Old DraftKings and that the assumption of the Warrants by the Company has been duly authorized by the Company, the Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP